Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 33-75468) of Danka Business Systems PLC,

2)	Registration Statement (Form S-8 No. 33-75474) of Danka Business Systems PLC,

3)	Registration Statement (Form S-8 No. 333-18615) pertaining to the Danka 1996 Non-Employee Directors Share Option Plan,

4)	Registration Statement (Form S-8 No. 333-89837) pertaining to the Danka 401(k) Profit Sharing Plan,

5)	Registration Statement (Form S-8 No. 333-83936) pertaining to the Danka Section 423 Employee Stock Purchase Plan,

6)	Registration Statement (Form S-8 No. 333-83938) of Danka Business Systems PLC,

7)	Registration Statement (Form S-8 No. 333-118768) pertaining to the Danka 401(k) Profit Sharing Plan,

8)	Registration Statement (Form S-8 No. 333-87042) pertaining to the Danka 1999 Share Option Plan and the Danka 2001 Long Term Incentive Plan,

9)	Registration Statement (Form S-8 No. 333-100933) pertaining to the Danka 2002 Outside Director Stock Compensation Plan,

10)	Registration Statement (Form S-3 No. 33-95898) of Danka Business Systems PLC,

11)	Registration Statement (Form S-3 No. 33-94596) of Danka Business Systems PLC,

12)	Registration Statement (Form S-3 No. 33-08455) of Danka Business Systems PLC,

13)	Registration Statement (Form S-4 No. 333-109161) of Danka Business Systems PLC;

of our reports dated June 25, 2007, with respect to the consolidated financial statements and schedule of Danka Business Systems PLC, Danka Business Systems PLC management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Danka Business Systems PLC, included in this Annual Report (Form 10-K) for the year ended March 31, 2007.

/s/ Ernst & Young LLP

Tampa, Florida

June 25, 2007